Exhibit 99.3

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS OF THE COMPANY

The following unaudited pro forma condensed combined balance sheet as of May 31, 2018 and the unaudited pro forma condensed combined statement of operations for the year ended May 31, 2018 and 2017 are based on the historical consolidated financial statements of Iota Communications, Inc. (f/k/a Solbright Group, Inc.), a Delaware corporation (the “Company”) and Iota Networks, LLC (f/k/a M2M Spectrum Networks, LLC), an Arizona limited liability company (“Iota Networks”) after giving effect to the Company’s acquisition of Iota Networks effective September 1, 2018, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The acquisition will be treated as a recapitalization and reverse acquisition for financial accounting purposes. Iota Neworks is considered the acquirer for accounting purposes, and the Company’s historical financial statements before the Merger will be replaced with the historical financial statements of Iota Networks, as described in Note 1 to these unaudited pro forma condensed combined financial statements. The Company’s (the accounting acquiree’s) tangible and identifiable intangible assets acquired and liabilities assumed were recorded based upon their estimated fair values as of September 1, 2018, the closing date of the acquisition. The excess purchase price over the value of the net assets acquired was recorded as goodwill.

The unaudited pro forma condensed combined balance sheet as of May 31, 2018, is presented as if the acquisition had occurred on May 31, 2018, and is derived from the audited consolidated balance sheet of the Company at May 31, 2018. and the audited balance sheet of Iota Networks at May 31, 2018. and gives effect to certain pro forma adjustments. The unaudited pro forma condensed combined statement of operations for the year ended May 31, 2018 are derived from the historical statements of operations of the Company and Iota Networks and are presented as if the acquisition occurred on June 1, 2017 and give effect to certain pro forma adjustments.

The unaudited pro forma condensed combined statement of operations are based upon the historical financial statements of the Company and Iota Networks and include all adjustments that give effect to events that are directly attributable to the transaction, are expected to have a continuing impact, and that are factually supportable.

The pro forma adjustments and related assumptions are described in the accompanying notes presented on the following pages. The unaudited pro forma adjustments are based upon currently available information and assumptions that we believe to be reasonable.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only, in accordance with Article 11 of Regulation S-X and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized had the Company and Iota Networks been a combined company during the specified periods. The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;
●

the audited consolidated financial statements of the Company for the year ended May 31, 2018 and the related notes thereto, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on September 18, 2018; and

●	the audited financial statements of Iota Networks for the years ended May 31, 2018 and 2017 and the related notes thereto, filed as part of Exhibit 99.1 to this Current Report on Form 8-K/A.

The purchase price allocation takes into account the information management believes is reasonable. Nevertheless, the Company has one year from the Closing Date to make a final determination of purchase accounting allocations; and, accordingly, adjustments may be made to the foregoing allocations for the acquisition.

IOTA COMMUNICATIONS, INC.

(F/K/A SOLBRIGHT GROUP, INC.)

Unaudited Pro Forma Condensed Combined Balance Sheet

As of May 31, 2018

	Iota Networks	Iota Communications		Pro Forma
(in thousands)	Historical	Historical		Adjustments	Pro Forma

Assets:
Cash and cash equivilents	$1,492,784	$114,128		$-	$1,606,912
Accounts receivable, net	-	16,441		-	16,441
Contract asssets, net	-	1,171,559		-	1,171,559
Prepaid expenses and other assets	806,133	361,557		-	1,167,690
Total Current Assets	2,298,917	1,663,685		-	3,962,602

Property and equipment, net	11,137,089	21,695		-	11,158,784
Security deposit	-	30,289		-	30,289
Intangible assets, net	-	914,983	(D)	(36,983)	878,000
Goodwill	-	13,039,399	(E)	(7,794,712)	5,244,687
Due from related party	63,490	-		-	63,490
Other assets	230,532	-		-	230,532
Total Assets	$13,730,028	$15,670,051		$(7,831,695)	$21,568,384

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$7,945,564	$6,126,587		$-	$14,072,151
Payroll liability	661,695				661,695
Advance payments	2,392,441	-		-	2,392,441
Contract liabilities	-	718,320		-	718,320
Accrued income tax	-	63,082		-	63,082
Debt subject to equity being issued	-	179,180		-	179,180
Convertible debentures, net	-	3,567,670		-	3,567,670
Notes payable	-	595,832		-	595,832
Service obligations	331,280	-		-	331,280
Deferred revenue	89,650	-		-	89,650
Total Current Liabilities	11,420,630	11,250,671		-	22,671,301

Deferred rent liability	1,699,799	-		-	1,699,799
Revenue-based notes and accrued interest, net of financing costs	59,688,285	-		-	59,688,285
Note payable - related party	945,568	-		-	945,568
Notes payable to member	827,349	-		-	827,349
Asset retirement obligations	1,676,932	-		-	1,676,932

	76,258,563	11,250,671		-	87,509,234

Convertible preferred stock	-	400		-	400
Common stock	-	2,911	(A)	15,285	18,196
Additional paid in capital	-	66,399,526	(B)	(69,830,037)	(3,430,511)
Accumulated deficit	-	(61,983,057)	(C)	(545,478)	(62,528,535)
Treasury stock - preferred	-	(400)		-	(400)
Member's deficit	(62,528,535)	-	(C)	62,528,535	-
Stockholders' equity	(62,528,535)	4,419,380		(7,831,695)	(65,940,850)
Total Liabilities and Stockholders' Equity	$13,730,028	$15,670,051		$(7,831,695)	$21,568,384

Iota Communications, Inc.

(F/K/A SOLBRIGHT GROUP, INC.)

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended May 31, 2018

	Iota Networks	Iota Communications		Pro Forma
	Historical	Historical		Adjustments	Pro Forma

Net sales	$290,491	$12,061,923		$-	$12,352,414

Cost of Goods Sold	-	11,330,364		-	11,330,364

Gross Profit	290,491	731,559		-	1,022,050
Operating expense:
Selling and general and administrative	7,929,053	7,636,737	(G)	9,959,000	25,524,790
Network related costs	7,544,362	-		-	7,544,362
Depreciation and amortization	1,010,268	-		-	1,010,268
Research and development	-	2,650		-	2,650
Impairment of intangible assets	-	1,259,587		-	1,259,587
Total Operating Expenses	16,483,683	8,898,974		9,959,000	35,341,657

Loss from Operations	(16,193,192)	(8,167,415)		(9,959,000)	(34,319,607)

Other income (expense):
Interest income (expense)	(292,954)	(4,019,099)		-	(4,312,053)
Gain on settlmenet of liabilitiy	-	86,258		-	86,258
Modificaiton of beneficial conversion features on convertible notes	-	(594,583)		-	(594,583)
Amortizaiton of debt discount and deferred finance costs	-	(3,117,118)		-	(3,117,118)
Total other income (expense)	(292,954)	(7,644,542)		-	(7,937,496)

Loss from operations before provision for income tax	(16,486,146)	(15,811,957)		(9,959,000)	(42,257,103)

Provision for income taxes	-	8,046		-	8,046

Net loss	$(16,486,146)	$(15,803,911)		$(9,959,000)	$(42,249,057)

Basic and diluted net loss per common share		$(0.63)			$(0.24)

Basic and diluted weighted average common shares outstanding		24,930,307		152,836,288	177,766,595

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

NOTE 1 - ACQUISITION OF IOTA NETWORKS, LLC (F/K/A M2M SPECTRUM NETWORKS, LLC)

On July 30, 2018, Iota Communications, Inc. (f/k/a Solbright Group, Inc.), a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with its newly-formed, wholly owned Arizona subsidiary (“Merger Sub”), Iota Networks, LLC (f/k/a M2M Spectrum Networks, LLC), an Arizona limited liability company (“Iota Networks”), and Spectrum Networks Group, LLC, an Arizona limited liability company and the majority member of Iota Networks (“Spectrum Networks”), pursuant to which, upon satisfaction of certain closing conditions, Merger Sub would merge with and into Iota Networks (the “Merger”), with Iota Networks continuing as the surviving entity and a wholly owned subsidiary of the Company.

On September 5, 2018, the parties to the Merger Agreement entered into an amendment to the Merger Agreement (the “Amendment”), pursuant to which the terms of the Merger Agreement were amended to reflect that:

●

for all bookkeeping and accounting purposes, the closing of the Merger (the “Closing”) was to be deemed to have occurred at 12:01 am local time on the first calendar day of the month in which the Closing occurred;

●

for the purposes of calculating the number of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), to be issued in exchange for common equity units of Iota Networks in connection with the Merger, the conversion ratio was to be 1.5096; and

●	38,390,322 shares of the Company’s Common Stock were issued and outstanding as of the Closing.

Effective September 1, 2018, Merger Sub merged with and into Iota Networks, a dedicated Internet of Things (IoT) network access and IoT solutions company, pursuant to the terms of the Merger Agreement, as amended.  Iota Networks was the surviving corporation and, as a result of the Merger, became a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, as amended, at the effective time of the Merger:

●	Iota Network’s outstanding 90,925,518 common equity units were exchanged for an aggregate of 136,938,178 shares of the Company’s Common Stock;
●	Iota Network’s outstanding 14,559,737 profit participation units were exchanged for an aggregate of 15,898,110 shares of the Company’s Common Stock; and
●	Warrants to purchase 1,372,252 common equity units of Iota Networks were exchanged for warrants to purchase an aggregate of 18,281,494 shares of the Company’s Common Stock (the “Warrants”).

The Warrants are exercisable for a period of five years from the date the original warrants to purchase common equity units of Iota Networks were issued to the holders. The Warrants provide for the purchase of shares of the Company's Common Stock an exercise price of $0.3753 per share. The Warrants are exercisable for cash only. The number of shares of Common Stock to be deliverable upon exercise of the Warrants is subject to adjustment for subdivision or consolidation of shares and other standard dilutive events.

Immediately following the Merger, the Company had 196,570,322 shares of Common Stock issued and outstanding.  The pre-Merger stockholders of the Company retained an aggregate of 43,429,034 shares of Common Stock of the Company, representing approximately 22% ownership of the post-Merger Company.  Therefore, upon consummation of the Merger, there was a change in control of the Company, with the former owners of Iota Networks effectively acquiring control of the Company.  The Merger was treated as a recapitalization and reverse acquisition of the Company for financial accounting purposes. Iota Networks is considered the acquirer for accounting purposes, and the Company’s historical financial statements before the Merger have been replaced with the historical financial statements of Iota Networks before the Merger in future filings with the SEC.

The following table shows the preliminary allocation of the purchase price for the Company to the acquired identifiable assets, liabilities assumed and goodwill:

Consideration paid	$880,602

Net tangible assets	(5,247,289)
Intangible assets	878,000
Net assets acquired	(4,368,989)

Goodwill	$5,244,687

Goodwill is the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets. In accordance with applicable accounting standards, goodwill is not amortized but instead is tested for impairment at least annually or more frequently if certain indicators are present.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited pro forma condensed combined financial statements have been compiled in a manner consistent with the accounting policies adopted by the Company. The accounting policies of Iota Networks were not deemed to be materially different to those adopted by the Company. See the audited financial statements as of May 31, 2018 and 2017.

NOTE 3 - ACQUISITION-RELATED COSTS

In conjunction with the acquisition, the Company incurred acquisition-related charges, related primarily to investment banking, legal, accounting and other professional services which are expensed as incurred.

NOTE 4 - PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial statements are based upon the historical financial statements of the Company and Iota Networks and certain adjustments which the Company believes are reasonable to give effect to the Merger. These adjustments are based upon currently available information and certain assumptions, and therefore the actual impacts will likely differ from the pro forma adjustments. As discussed above in Note 1, the fair value amounts assigned to the identifiable assets acquired and liabilities assumed are considered preliminary at this time. However, the Company believes that the preliminary determination of fair value of acquired assets and assumed liabilities and other related assumptions utilized in preparing the unaudited pro forma condensed combined financial statements provide a reasonable basis for presenting the pro forma effects of the Merger.

The adjustments made in preparing the unaudited pro forma condensed combined financial statements are as follows:

(A)      Represents the par value of the common shares of the Company (the legal acquirer) issued in the Merger Agreement between the Company, Merger Sub, Iota Networks and Spectrum Networks at the Closing of the Merger.

(B)      Represents the elimination of the historical owners' equity of Iota Networks (the legal acquiree) and a pro forma adjustment to adjust the fair value of the intangibles and Goodwill, noted in (D) and (E) below.

(C)      To eliminate the Accumulated Deficit acquired of the accounting acquiree, the Company, and to reclass the member’s deficit of Iota Networks to Accumulated Deficit.

(D)      To record intangible assets acquired at fair value

(E)      To record Goodwill as the excess of the purchase price over the preliminary fair value of the underlying net tangible and identifiable intangible assets.

(F)      No adjustment relating to the amortization of the intangible assets as of the beginning of the year has been presented, as the carrying value prior to the Merger and the fair value upon acquisition (D above) were not determined to  be materially different, and therefore the change to amortization for the year would not be significant.

(G)      Represents the stock compensation recognized in relation to the 14,559,737 profit participation units of Iota Networks exchanged for 15,898,110 shares of the Company, in the amount of $5,967,000, and $3,992,000 in stock compensation related to the warrants to purchase 1,372,252 common equity units of Iota Networks were exchanged for warrants to purchase an aggregate of 18,281,494 shares of the Company’s Common Stock.